Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES REPORTS 22.0% GROWTH IN FOURTH-QUARTER

EARNINGS PER DILUTED SHARE TO $0.61

Year-End Backlog Increases 86% to $113.2 Million

Establishes 2005 Earnings Guidance in a Range of $3.00 to $3.50 per Diluted Share

LUFKIN, Texas (Feb. 10, 2005)    —    Lufkin Industries, Inc. (NASDAQ: LUFK) today announced results for the fourth quarter and twelve months ended December 31, 2004. Sales for the fourth quarter increased 43.8% to $107.4 million from $74.7 million for the fourth quarter of 2003. Net earnings rose 28.5% to $4.3 million for the fourth quarter of 2004 from $3.4 million for the fourth quarter last year. Net earnings per diluted share were $0.61 for the fourth quarter of 2004, an increase of 22.0% from $0.50 for the fourth quarter of 2003.

Sales for 2004 increased 35.6% to $356.3 million from $262.3 million for 2003. Net earnings were $14.4 million for 2004 up 48.1% from $9.7 million for 2003. Net earnings per diluted share grew 41.8% for 2004 to $2.07 from $1.46 for 2003.

Douglas V. Smith, president and chief executive officer of Lufkin, remarked, “Lufkin’s substantial profitable growth for the fourth quarter of 2004 capped a year of strong performance by the Company and positioned us well to achieve further growth in 2005. As we have experienced throughout 2004, our oil field division led our growth for the fourth quarter with a 49.6% increase in sales from the fourth quarter of 2003 and a 13.3% increase from the third quarter of 2004. This growth continued to be driven by strong demand in the U.S. and Canada for new pumping units, which also contributed to the significant growth of our foundry operations, as well as in our services and automation businesses. In addition, in the fourth quarter international demand for new pumping units increased.

“We were also pleased with the performance of our power transmission division for the fourth quarter, which produced 26.3% comparable-quarter growth in sales and 24.3% sequential quarter growth. These increases reflect an improved environment throughout the business, although sales continued to reflect greater activity in industrial markets for lower speed gear products and in our gear repair business than in high-speed gear markets. Our trailer division sales increased 50.7% for the latest quarter over the fourth quarter of 2003, consistent with the stronger environment demonstrated for the last two quarters versus the prior year. Fourth-quarter trailer sales were 3.8% lower than the third quarter of 2004, primarily in response to higher pricing that more fully reflected the significant increases in raw materials during 2004.

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Lufkin Industries, Inc. ♦ 601 South Raguet ♦ Lufkin, Texas 75902 ♦ (936) 634-2211

LUFK Announces Fourth-Quarter Results

Feb. 10, 2005

“We complemented our strong comparable-quarter sales performance by achieving 86% growth in our backlog to $113.2 million at the end of 2004 from $60.9 million at the end of 2003. Illustrating the strong demand for new pumping units discussed earlier, our $61.6 million backlog for the oil field division increased 147.1% from the end of 2003 and 30.1% from the end of the third quarter of 2004. The power transmission division also produced a substantial increase in its backlog during 2004, to $40.1 million, which was up 61.4% from the end of 2003 and 4.5% from the end of the third quarter of 2004. Again reflecting the higher pricing environment that affected sequential-quarter trailer sales, the trailer division’s backlog increased 3.9% to $11.5 million at the end of 2004 from year-end 2003 and decreased 22.8% from the end of the third quarter of 2004.”

Based on Lufkin’s fourth-quarter and full-year 2004 financial results and its backlog at the end of 2004, the Company today established its guidance for earnings per diluted share for 2005 in a range of $3.00 to $3.50. The Company also established its guidance for earnings per diluted share for the first quarter of 2005 in a range of $0.65 to $0.85, compared with $0.25 for the first quarter of 2004.

Mr. Smith added, “In addition to the much improved operating environment created by increases in oil prices and an expanding economy, we expect our 2005 results to benefit from a more stable pricing environment for steel and other raw materials. As evidenced by the pressure on our gross profit margin during the past year, we have been limited in our ability to raise product prices to match rapid increases in raw material costs, as we experienced in 2004. We believe the stabilization of raw material costs will enhance our ability to price our products to reflect earlier cost increases more fully, contributing to a recovery in our profit margins. Moreover, we believe our suppliers are better positioned to eliminate some of the temporary interruptions of supplies that negatively impacted 2004 production.”

Lufkin will discuss its results for the fourth quarter ended December 31, 2004, in a teleconference call today at 9:00 a.m. (central time). To listen to the call, participants should dial (719) 457-2625 approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 12:00 a.m. (central time) February 10, through 7:00 p.m. (central time) February 17, 2005, by dialing (719) 457-0820 and entering reservation number 2514630.

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

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LUFK Announces Fourth-Quarter Results

Feb. 10, 2005

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.

Financial Highlights

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Sales	$107,358	$74,662	$356,281	$262,255
Cost of sales	89,382	59,188	294,197	210,238

Gross profit	17,976	15,474	62,084	52,017
Selling, general and administrative expenses	11,344	10,066	39,371	37,544

Operating income	6,632	5,408	22,713	14,473
Interest and other income (expense), net	206	41	(9)	1,233

Earnings before income taxes	6,838	5,449	22,704	15,706
Income tax provision	2,496	2,071	8,287	5,968

Net earnings	$4,342	$3,378	$14,417	$9,738

Net earnings per share:
Basic	$0.63	$0.51	$2.12	$1.49

Diluted	$0.61	$0.50	$2.07	$1.46

Weighted average shares outstanding
Basic	6,924	6,568	6,785	6,542
Diluted	7,100	6,693	6,960	6,648
Cash dividends per share	$0.18	$0.18	$0.72	$0.72

LUFKIN INDUSTRIES, INC.

Balance Sheet Highlights

(In thousands)

	December 31, 2004	December 31, 2003
Current assets	$136,336	$104,299
Total assets	300,269	263,656
Current liabilities	49,105	33,468
Long-term debt.	—	—
Shareholders’ equity	208,932	188,196
Working capital	87,231	70,831

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LUFK Announces Fourth-Quarter Results

Feb. 10, 2005

LUFKIN INDUSTRIES, INC.

Division Performance

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Sales:
Oil field	$64,813	$43,330	$216,025	$144,082
Power transmission	24,176	19,140	79,498	74,625
Trailer	18,369	12,191	60,758	43,548

Total	$107,358	$74,661	$356,281	$262,255

	December 31, 2004	September 30, 2004	December 31, 2003
Backlog:
Oil field	$61,642	$47,366	$24,944
Power transmission	40,061	38,333	24,821
Trailer	11,544	14,954	11,106

Total	$113,247	$100,653	60,871

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